Exhibit 10.31

SECOND AMENDMENT TO LEASE AGREEMENT

     THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of this 1st day of March, 2004, by and between Santa Maria Industrial Partners, L.P. (“Landlord”), represented herein by Raymond E. Flores, Jr., its legal representative, and Portola Packaging Inc., Mexico, S.A. de C.V. (“Tenant”), represented herein by Mr. Ernesto Green, its legal representative.

RECITALS

     A. Landlord and Tenant have entered into a certain Lease Agreement dated as of November 6, 2000, as amended by a certain First Amendment to Lease Agreement dated as of May 9, 2002 (collectively, the “Lease”) with respect to premises at Guadalajara Technology Park, Zapopan, Jalisco, Mexico (the “Premises”).

     B. Landlord’s legal representative has the authority to represent Landlord in connection with this Amendment and the Lease pursuant to the power of attorney or other documents attached hereto as Exhibit A. Tenant’s legal representative has the authority to represent Tenant in connection with this Amendment and the Lease pursuant to the power of attorney or other documents included in Exhibit B, and Guarantor has the necessary power and authority to execute and deliver this Amendment.

     C. The parties desire to modify the Lease in certain respects as hereinafter provided.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Terms. All capitalized terms used herein which are not otherwise defined shall have the respective meanings set forth in the Lease.

     2. Expansion of Building. The parties have agreed that Landlord will construct a 20,000 square foot expansion of the Building (the “Expansion”) upon that parcel of land identified on Exhibit C attached hereto which is contiguous to the Land and contains approximately 2,933 square meters (the “Expansion Land”) and that the Expansion and Expansion Land will become part of the Premises, all as provided in this Amendment. The Expansion Land is the same parcel as the “Expansion Land” described in Section 17 of the Lease. Therefore, Section 17 of the Lease (which refers to the Expansion Land) is hereby deleted in its entirety and the words “Intentionally Omitted” substituted therefor.

     3. Landlord’s Work Relating to Expansion.

     A. Attached hereto as Exhibit D are final plans and specifications (collectively, the “Final Expansion Drawings and Specifications”) for the construction of the Expansion, which Final Expansion Drawings and Specifications Landlord and Tenant have approved.

     B. Changes to the Final Expansion Drawings and Specifications shall only be made by written change orders in the form of Exhibit G to the Lease signed by Landlord and Tenant. In the event Tenant wishes to make changes to the Final Expansion Drawings and Specifications, Tenant shall submit a written request to Landlord stating with specificity the requested modifications. Tenant will pay for any increases in Landlord’s costs of construction as well as any additional costs incurred in revising the Final Expansion Drawings and Specifications on account of such requested modification. Landlord will provide to Tenant a good faith estimate of any such additional costs and, after receiving such estimate, Tenant shall have the right to decline to proceed with such modifications by notice given within 3 days after receipt of such estimate (with Tenant obligated to pay, within 5 business days after receipt of an invoice, the reasonable costs incurred by or on behalf of Landlord in preparing such estimate). Any delays in the work attributable to such modification will not extend the Expansion Commencement Date, unless the parties expressly agree otherwise in the applicable change order.

     C. Landlord shall construct or cause the construction of the improvements comprising the Expansion in accordance with the Final Expansion Drawings and Specifications and is targeting Substantial Completion of such improvements by September 1, 2004 ( the date of Substantial Completion of the Expansion, the “Expansion Commencement Date”). Base Rent will be increased (as provided below) to reflect inclusion of the Expansion into the Premises as of the Expansion Commencement Date. The Expansion Commencement Date will be subject to extension, on a day to day basis, (i) by the period of any delays in the work attributable to a change order, (ii) by the period of any delays attributable to Tenant, or (iii) by any delay in the execution of this Amendment beyond April 9, 2004. Notwithstanding the foregoing, the obligation to pay increased Base Rent will not be delayed on account of any delay in the Expansion Commencement Date attributable to any act or omission of Tenant or any agent, contractor or representative of Tenant.

     D. Landlord shall notify Tenant of the anticipated date of Substantial Completion of the Expansion and the scheduled date on which Tenant shall meet with Landlord to inspect the work by notice given at least five (5) days prior to the date of Substantial Completion stated therein. During such inspection, Landlord and Tenant will agree upon any incomplete items, and, within five (5) days after Tenant’s inspection of the work, Tenant shall submit to Landlord a punch-list of those incomplete items. Landlord shall complete such punch-list items within thirty (30) days after receipt of the punch list. Tenant’s possession of the Expansion shall be conclusive as to Tenant's acceptance of the Expansion as of the Expansion Commencement Date and acknowledgement that the Expansion is in the condition required by the Final Expansion Drawings and Specifications, except as to incomplete items as set forth on the punch list.

     4. Definitions. The following definitions as set forth in Section 1 of the Lease are deleted as of the applicable dates set forth below and the following substituted therefor:

From and after the date hereof:

“Landlord’s Notice Address” shall mean Calz. del Valle Ote. No. 110, Piso 2, San Pedro Garza Garcia, Nuevo Leon, Mexico, C.P. 66220 with a copy to (i) 518 Seventeenth Street, Suite 1700, Denver Colorado 80202, U.S.A., (ii) Reynolds Law, P.C., 34 S. Broadway, White Plains, NY 10601, U.S.A., and (iii) Ira Chaplik — General Counsel, Equity International Properties, Ltd., 2 North Riverside Plaza, Suite 700, Chicago, Illinois 60606, U.S.A.

“Land” shall mean that certain real property on which the Building is situated, located in the City of Zapopan and State of Jalisco, a description of which is attached hereto as Exhibit A and which includes, without limitation, the Expansion Land.

From and after the Expansion Commencement Date:

“Base Rent” shall mean the base rent payable by Tenant during the remainder of the Term, subject to escalation as provided in Section 3B, as follows (amounts set forth below are in currency of the United States of America):

PAYMENTS
DATES	ANNUAL	MONTHLY	MONTHLY/PSF

Expansion Commencement Date through Expiration Date	US$512,775.56	US$42,731.30	US$0.5341

“Building” shall mean that certain building and other improvements having a street address of Paseo del Pacifico #471, Guadalajara Technology Park, and containing approximately 80,000 square feet.

“Expiration Date” shall mean the last day of the calendar month in which the ten (10) year anniversary of the Expansion Commencement Date occurs.

“Term” shall mean the period commencing on the Commencement Date and ending on the Expiration Date, being approximately ten (10) years from the Expansion Commencement Date.

     5. Base Rent Escalation. The revised Base Rent figure set forth in Paragraph 4 above incorporates cumulative CPI Charges from the Commencement Date through the anticipated Expansion Commencement Date of September 1, 2004 (in the event the Expansion Commencement Date is different, the parties will reflect the revised Base Rent amount in a letter agreement or Lease amendment). As a result, the parties agree to reset CPI Charges and the calculation thereof as of the Expansion Commencement Date. Specifically, as of the Expansion Commencement Date, Section 3(B) of the Lease is hereby modified by deleting the words “Commencement Date” each time they appear and substituting therefor the words “Expansion Commencement Date.”

     6. Events of Default. Section 15 of the Lease is hereby deleted in its entirety and the following substituted therefor:

     15. Events of Default.

(A) Tenant Default. In addition to any other event specified in this Lease as an event of default, the occurrence of any one or more of the following events during the Term shall constitute an event of default hereunder by Tenant (each, an “Event of Default”): (1) Tenant fails to pay any sum when due hereunder and such failure is not remedied within five (5) days after written notice thereof from Landlord to Tenant; or (2) Tenant fails to perform any of the other covenants, terms or conditions of this Lease to be performed by Tenant (other than any monetary default), and, unless expressly provided elsewhere in this Lease, such default shall continue for fifteen (15) days after written notice thereof from Landlord to Tenant, or, in the case of a default which cannot with due diligence be cured within fifteen (15) days, Tenant fails to commence such cure promptly within such fifteen (15) day period and thereafter diligently prosecute such cure to completion; or (3) Tenant or Guarantor files a voluntary petition in bankruptcy or becomes insolvent within the meaning of any applicable bankruptcy code (the “Code”), or a petition is filed against Tenant or Guarantor under the Code and is not dismissed with prejudice within sixty (60) days after filing, or Tenant files any petition or answer seeking reorganization or similar relief under any bankruptcy or other applicable law, or seeks or consents to the appointment of a receiver or other custodian for any substantial part of Tenant’s properties or any part of the Premises; or (4) Guarantor shall default beyond any applicable notice and/or grace period under the Guaranty; or (5) the Premises shall be effectively abandoned by Tenant for a period of ten (10) days; or (6) a lien or claim is filed against the Premises arising out of any work performed by or on behalf of Tenant and Tenant fails to discharge such lien or remedy such claim within thirty (30) days after the filing thereof.

(B) Landlord Default. In the event Landlord shall fail to perform any covenant required to by performed by Landlord under the terms and provisions of this Lease and such failure shall continue unremedied or uncorrected for a period of thirty (30) days after notice to Landlord (which notice shall be simultaneously delivered to any mortgagee of which Tenant has been given notice), or, in the case of a default which cannot with due diligence be cured within 30 days, Landlord fails to commence such cure promptly within such 30 days period and thereafter diligently prosecute such cure to completion, Tenant may pursue any remedies available to Tenant as hereinafter provided, but only after Landlord’s mortgagee, if any, shall have been given an additional reasonable period of time to cure such breach.

(C) Remedies. Upon the occurrence of an Event of Default or, after the passage of any applicable grace or cure period, a Landlord default, the non-defaulting party shall have the right to pursue any remedies available to it under Laws including, without limitation, the right of specific performance or payment of damages to the extent permitted by Laws. In addition, the non-defaulting party shall have the right to rescind this Lease upon thirty (30) days’ prior notice without the necessity of judicial intervention, the parties specifying that such agreement is a commissary pact (“Pacto Comisorio Expreso”) pursuant to Laws and applicable case law. In such case and notwithstanding any such rescission, the party terminating this Agreement shall retain and does not waive its rights to pursue any and all claims it may have against the defaulting party on account of such default.

     7. Arbitration. Section 25 of the Lease is hereby deleted in its entirety and the following substituted therefor:

25.  ARBITRATION. Except for disputes, controversies or claims relating specifically to (i) the Drawings and Specifications or the performance of Landlord’s work as provided above, (ii) the repair and maintenance of the Premises, or (iii) any Alterations (collectively, the “Arbitral Claims”), any dispute, controversy or claim arising out of or related to this Lease or a breach hereof, shall be resolved under the jurisdiction of the competent courts in the area where the Premises is located to which the parties hereby expressly agree to submit, waiving any other jurisdiction which might be applicable by reason of their present or future domiciles or otherwise.

All Arbitral Claims shall be resolved by arbitration in the event that the parties, despite their good faith efforts, are not able to resolve any such dispute within 60 days after it arises. The arbitration shall be in accordance with the procedural rules of the American Arbitration Association. There shall be one (1) arbitrator selected by the parties who shall be experienced in law and knowledgeable in the area of commercial real estate, and if the parties are not able to select an arbitrator within 30 days after a notice of arbitration is filed, the American Arbitration Association shall appoint an arbitrator from a panel of experienced arbitrators meeting the criteria set forth above and accredited by the American Arbitration Association. The arbitration, including the rendering of the award, shall take place in New York, New York, United States of America. The language to be used in the arbitration shall be English, except that the arbitral award shall be issued in both English and Spanish. The arbitral award shall be valid and binding and judgment upon the award of arbitrators may be entered and enforced through any competent court in the area where the Premises is located.

     8. Amendment of Guaranty. The Guaranty is hereby amended by substituting the amount “US$808,600” for “$595,000” in the two places such amount appears in the first paragraph of the Guaranty.

     9. No Other Modification. Except as modified by this Amendment, the Lease and all covenants, agreements, terms and conditions thereof (including, without limitation, provisions relating to the authority shall remain in full force and effect and are hereby in all respects ratified and confirmed.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

LANDLORD:
Santa Maria Industrial Partners, L.P.

By:

TENANT:
Portola Packaging Inc., Mexico, S.A. de C.V.

By:	[illegible]

Agreed and Acknowledged:
GUARANTOR:
Portola Packaging, Inc.

By:	[illegible]

Exhibits
A.	Landlord’s Power of Attorney
B.	Tenant’s Power of Attorney
C.	Description of Additional Land
D.	Final Expansion Drawings and Specifications

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